MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Ya Zhu Silk, Inc., of our report dated October 22, 2008 on our audit of the financial statements of Ya Zhu Silk, Inc. as of August 31, 2008, and the related statements of operations, stockholders’ equity and cash flows from inception on July 22, 2008 through August 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

November 4, 2008

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501